Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of BioVie Inc. on Form S-1 to be filed on or about July 3, 2025, of our report dated September 30, 2024, on our audits of the financial statements as of June 30, 2024 and 2023 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed September 30, 2024. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ EISNERAMPER LLP

Iselin, New Jersey

July 3, 2025